Exhibit 23.2

                    Consent of Independent Auditors


We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form S-3 No. 333-05727) and related Prospectus of AST Research, Inc. for the registration of 4,498,594 shares of its common stock and to the incorporation by reference therein of our report dated July 26, 1995, except for Notes 5, 6, 8, 11 and 14, as to which the date is August 31, 1995 and our report dated January 23, 1996, except for Note 5, as to which the date is March 6, 1996, with respect to the consolidated financial statements and schedules of AST Research, Inc. included in its Annual Report (Form 10-K) for the fiscal year ended July 1, 1995 and its Transition Report (Form 10-K) for the transition period from July 2, 1995 to December 30, 1995, respectively, filed with the Securities and Exchange Commission.

                                        /s/ ERNST & YOUNG LLP

Orange County, California
August 16, 1996